Exhibit 99.1

News Release

Wabtec Signs New Bank Agreement

WILMERDING, PA, June 23, 2016 – Wabtec Corporation (NYSE: WAB) has signed a new bank agreement that includes a $1.2 billion revolving credit facility and a $400 million term loan. The revolving credit facility has a five-year term and replaces the company’s previous revolver of $800 million, while the term loan has a three-year maturity.

Patrick D. Dugan, Wabtec’s senior vice president and chief financial officer, said: “This new agreement provides financing for our planned acquisition of Faiveley Transport, which we expect to close in the fourth quarter, and for continued investment in Wabtec’s global growth initiatives, including other acquisitions. We appreciate the strong support of our banks and value their confidence.”

The 23-bank group was led by PNC Bank, National Association, as Administrative Agent, with the following Joint Lead Arrangers and Joint Bookrunners: PNC Capital Markets LLC; Merrill Lynch, Pierce, Fenner & Smith Inc.; JPMorgan Chase Bank, N.A.; HSBC Bank USA, National Association; and Société Générale.

Wabtec Corporation is a global provider of value-added, technology-based products and services for rail and other industrial markets. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars and passenger transit vehicles. The company also builds new switcher and commuter locomotives, and provides aftermarket services. The company has facilities located throughout the world.

Tim Wesley	Phone: 412.825.1543	Wabtec Corporation
	E-mail: twesley@wabtec.com	1001 Air Brake Avenue
	Website: www.wabtec.com	Wilmerding, PA 15148